SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 3, 2012

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2012, Supreme Industries, Inc. and its wholly-owned subsidiary Supreme Indiana Operations, Inc. (collectively, the “Company”) and Kim Korth, the former President and Chief Executive Officer of the Company and a former director of Supreme Industries, Inc., entered into a Separation Agreement and Release (the “Separation Agreement”) in connection with her prior March 30, 2012 resignation.

Pursuant to the Separation Agreement, assuming Ms. Korth complies with the terms of the Separation Agreement and the portions of her employment agreement dated September 23, 2011 (the “Employment Agreement”) that will remain in effect as set forth in the Separation Agreement, she will be paid (i) nine months salary ($285,000) over a nine-month period and (ii) an annual bonus for 2011 of $75,000.  In addition, she remains eligible for (i) a pro rata portion of her annual bonus for 2012 based on the annual bonus terms set forth in the Employment Agreement and (ii) the benefits upon a “change of control” pursuant to the Company’s Ownership Transaction Incentive Plan until March 30, 2013, and the Company will reimburse her legal expenses up to $23,000.

Ms. Korth and the Company have provided mutual releases to each other, and Ms. Korth has agreed to certain confidentiality obligations.  A copy of the Separation Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Separation Agreement and Release by and among Supreme Industries, Inc. and Supreme Indiana Operations, Inc., on the one hand, and Kim Korth, on the other hand, dated as of May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: May 9, 2012	By:	/s/ Matthew W. Long
Matthew W. Long
Interim CEO and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and Release by and among Supreme Industries, Inc. and Supreme Indiana Operations, Inc., on the one hand, and Kim Korth, on the other hand, dated as of May 3, 2012.